Exhibit 4.2

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of securities of Golden Nugget Online Gaming, Inc. (the “Company,” “we” or “us”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of December 31, 2020. This description is a summary and is qualified in its entirety by reference to the Fourth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are filed as Exhibits 3.1 and 3.2, respectively, to the Current Report on Form 8-K of the Company filed on January 5, 2021. We refer in this exhibit to our Fourth Amended and Restated Certificate of Incorporation as the Charter, and we refer to our Amended and Restated Bylaws as the Bylaws.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 271,000,000 shares of capital stock, consisting of (i) 220,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 50,000,000 shares of Class B common stock, par value $0.0001 per share, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our common stock are, and the shares of common stock issuable in connection with the acquisition transaction by Golden Nugget Online Gaming, Inc. (formerly known as Landcadia Holdings II, Inc.) of Golden Nugget Online Gaming, LLC (formerly known as Golden Nugget Online Gaming, Inc.), a New Jersey limited liability company and wholly-owned subsidiary of GNOG Holdings, LLC, pursuant to the Purchase Agreement, dated as of June 28, 2020, by and among the Company, LHGN HoldCo, LLC, a Delaware limited liability company and newly formed, wholly-owned subsidiary of the Company, Landry’s Fertitta, LLC, a Texas limited liability company, GNOG Holdings, LLC, a Delaware limited liability company and newly formed, wholly-owned subsidiary of LF LLC, and GNOG LLC (as amended on September 17, 2020 and December 20, 2020, the “Purchase Agreement”), will be, duly authorized, validly issued, fully paid and non-assessable.

As of March 15, 2021, there were (i) 46,566,547 shares of Class A common stock outstanding, held of record by three holders, (ii) 31,350,625 shares of Class B common stock outstanding, held of record by one holders, (iii) no shares of preferred stock outstanding and (iv) 5,883,333 warrants outstanding, held of record by approximately two holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Class A Common Stock

Voting Rights

Holders of Class A common stock are entitled to cast one vote per share of Class A common stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class A common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by our board of directors (the “Board”) out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of shares of Class A common stock will be entitled, pro rata on a per share basis, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock then outstanding.

Other Matters

No shares of our common stock are subject to redemption (except as described below under “Redemption Rights and Transfer Restrictions with Respect to Capital Stock held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of capital stock. Holders of shares of Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of our Class A common stock are validly issued, fully paid and non-assessable.

Class B Common Stock

Issuance of new shares of Class B common stock

New shares of Class B common stock may be issued only to, and registered in the name of, Tilman J. Fertitta, our Chief Executive Officer, or his affiliates (including all successors, assigns and permitted transferees) (collectively, the “Permitted Class B Owners”). The Company may not issue additional shares of Class B common stock other than in connection with the valid issuance of Class A Common Stock issuable upon conversion of the Class B membership interests (the “HoldCo Class B Units”) in accordance with an Amended and Restated Limited Liability Company Agreement of LHGN HoldCo, LLC, dated as of December 29, 2020, by and among the Company,  LHGN HoldCo, LLC and Landry’s Fertitta, LLC (the “A&R HoldCo LLC Agreement”) to any Permitted Class B Owner. Pursuant to the A&R HoldCo LLC Agreement, LHGN HoldCo, LLC’s managing member (i.e., the Company) will have the right, in its sole discretion, to authorize and cause LHGN HoldCo, LLC to issue new HoldCo Class B Units. Although Mr. Fertitta and his affiliates control a majority of the voting power of the outstanding capital stock of LHGN HoldCo, LLC’s managing member (i.e., the Company), and thus have the ability to control the election of the Company’s board of directors, including the independent directors, any such authorization to issue additional HoldCo Class B Units (other than a required issuance in exchange for payments made pursuant to an Second Amended and Restated Intercompany Note entered into by LF LLC and GNOG LLC on December 29, 2020) will require the approval or ratification of the audit committee of the Company’s Board, which is comprised solely of independent directors, or another independent body of the Company’s Board in accordance with the related person transaction policy.

Voting Rights

For so long as Mr. Fertitta and his affiliates beneficially own 30% or more of the total number of (i) shares of Class A common stock outstanding as of the closing of the acquisition transaction with Landcadia Holdings II, Inc. (the “Closing”) on December 29, 2020and (ii) shares of Class A common stock that were issued upon exchange of the HoldCo Class B Units held by Mr. Fertitta and his affiliates as of the Closing (the “Sunset Event”), holders of Class B common stock are entitled to cast 10 votes per share of Class B common stock. The voting power of the shares held by Mr. Fertitta and his affiliates is subject to an automatic downward adjustment to the extent necessary for the total voting power of all shares of our common stock beneficially held by Mr. Fertitta and his affiliates not to exceed 79.9%. To the extent Mr. Fertitta and his affiliates exchange HoldCo Class B Units (and a corresponding number of shares of Class B common stock have been cancelled), the number of votes per share of each remaining share of Class B common stock will increase, up to 10 votes per share. In no event will the shares of Class B common stock have more than 10 votes or less than 1 vote per share. Once Mr. Fertitta and his affiliates cease to beneficially own 30% or more of the total number of (i) shares of Class A common stock outstanding as of the Closing and (ii) shares of Class A common stock that were issued upon exchange of the HoldCo Class B Units held by Mr. Fertitta and his affiliates as of the Closing, the holders of the shares of Class B common stock will be entitled to one (1) vote per share.

Generally, holders of all classes of our common stock vote together as a single class, and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Class B common stock are not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class B common stock will not participate in any dividend declared by the Board.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of the Company, holders of Class B common stock will not entitled to receive any distribution of the Company’s assets of whatever kind available until distribution has first been made to all holders of Class A common stock. Notwithstanding this, due to the liquidation rights of Class A common stock described above in which all assets of the Company of whatever kind available will be distributed to holders of Class A common stock, no assets of the Company will be available for liquidating distributions in respect of the Class B common stock.

Transfers

Holders of Class B common stock may transfer their shares of Class B common stock to any transferee (other than the Company) only if, and only to the extent permitted by the A&R HoldCo LLC Agreement, such holder also simultaneously transfers a corresponding number of such holder’s HoldCo Class B Units to such transferee. Upon a transfer of HoldCo Class B Units in accordance with the A&R HoldCo LLC Agreement, a corresponding number of shares of Class B common stock held by the holder of such HoldCo Class B Units will automatically and simultaneously be transferred to the same transferee of such HoldCo Class B Units.

In accordance with the terms of the A&R HoldCo LLC Agreement, HoldCo Class B Units (and a corresponding number of shares of Class B common stock) may be transferred (i) to Mr. Fertitta and his affiliates at any time without the consent of LHGN HoldCo, LLC’s managing member (i.e., the Company) and (ii) to third parties unaffiliated with Mr. Fertitta but only with the prior written consent of LHGN HoldCo, LLC’s managing member, which consent may be granted or withheld in such managing member’s sole discretion. Mr. Fertitta and his affiliates control a majority of the voting power of the outstanding capital stock of LHGN HoldCo, LLC’s managing member (i.e., the Company) and thus have the ability to control the election of the Company’s Board, including the independent directors, any such consent will require the approval or ratification of the audit committee of the Company’s board of directors, which will be comprised solely of independent directors, or another independent body of the Company’s Board in accordance with the related person transaction policy. Upon a transfer of shares of Class B common stock to a party that is not an affiliate of Mr. Fertitta, such shares would entitle the holder to ten votes per share subject to the adjustments and limitations (subject to (i) an automatic downward adjustment of all shares of Class B common stock from 10 votes per share to the extent necessary for the total voting of all shares of our common stock beneficially held by Mr. Fertitta and his affiliates not to exceed 79.9% and (ii) an automatic adjustment of all shares of Class B common stock to one vote per share upon a Sunset Event), such that all of the outstanding shares of Class B common stock will have the same voting power at any given time.

Mandatory Cancellation

To the extent that any holder of Class B common stock exercises its right pursuant to the A&R HoldCo LLC Agreement to exchange some or all of such holder’s HoldCo Class B Units in accordance with the A&R HoldCo LLC Agreement, then, concurrently with such exchange under the A&R HoldCo LLC Agreement, a number of shares of Class B common stock registered in the name of such holder equal to the number of HoldCo Class B Units that are exchanged by such holder in such transaction (subject to equitable adjustment) will be transferred to the Company and cancelled for no consideration.

Other Matters

No shares of Class B common stock are subject to redemption (except as described below under “Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of Class B common stock do not have subscription, redemption or conversion rights. Upon completion of the transaction, all outstanding shares of Class B common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days following the Closing. Pursuant to the terms of the warrant agreement which governs the Company’s warrants (the “warrant agreement”), a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. The warrants will expire five years after the Closing, or December 29, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a public warrant unless the shares of Class A common stock issuable upon such public warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant, if not cash settled, will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our best efforts to file with the Securities and Exchange Commission a registration statement registering the issuance, under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Class A common stock issuable upon exercise of the public warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock, until the public warrants expire or are redeemed, in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective by the 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise their public warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their public warrants on a cashless basis.

Once the public warrants become exercisable, we may call the public warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Class A common stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Class A common stock under the blue sky laws of the state of residence in those states in which the public warrants were initially offered by us in our initial public offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), as well as the $11.50 public warrant exercise price after the redemption notice is issued.

If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our public warrants. If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the public warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a public warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants after the Closing. If we call our public warrants for redemption and our management does not take advantage of this option, our sponsors and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their public warrants on a cashless basis, as described in more detail below.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of  (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of  (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to this prospectus, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of holders of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their public warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Public warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of public warrants must sell any odd number of public warrants in order to obtain full value from the fractional interests that will not be issued.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) are not transferrable, assignable or saleable until 30 days after the Closing (except to our officers, directors and other person or entities affiliated with our sponsors as described elsewhere herein) and they will not be redeemable by us so long as they are held by the sponsors or their permitted transferees. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the sponsors or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its private placement warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the private placement warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the private placement warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of private placement warrant exercise is sent to the warrant agent. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their public warrants and sell the shares of Class A common stock received upon such exercise freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such private placement warrants on a cashless basis is appropriate.

Our sponsors and Mr. Fertitta have agreed not to transfer, assign or sell any of the private placement warrants (including the Class A common stock issuable upon exercise of any of these private placement warrants) until the date that is 30 days after the Closing, except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsors. In addition, for so long as they are held by JFG Sponsor (or its affiliates), the private placement warrants will not be exercisable more than five years from the effective date of our IPO registration statement.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. In addition, the Credit Agreement limits the ability of GNOG LLC to make distributions to the Company. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The Transfer Agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, Our Charter and Bylaws

Our Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may make more difficult the removal of management, may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for our securities. These provisions provide for, among other things:

•	authorized but unissued shares of Class A common stock and Class B common stock and preferred stock, which may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and the existence of which could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise (the General Corporation Law of the State of Delaware (“DGCL”) does not require stockholder approval for any issuance of authorized shares);

•	stockholder action by written consent only until the first time when Mr. Fertitta and his affiliates cease to beneficially own a majority of the voting power of the capital stock of the Company (the DGCL provides that unless otherwise provided in the Charter, any action of a meeting of stockholders may be taken without a meeting and prior notice by signed written consent of stockholders having the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted);

•	amendment of the organizational documents only by the affirmative vote of (i) a majority of the voting power of the capital stock of the Company so long as Mr. Fertitta and his affiliates beneficially own shares representing a majority of the voting power of the capital stock of the Company and (ii) at least two-thirds of the voting power of the capital stock from and after the time that Mr. Fertitta and his affiliates cease to beneficially own shares representing a majority of the voting power of the voting stock of the Company (the DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage);

•	provisions detailing that the number of directors may be fixed and may be modified either (a) by the Company’s Board or (b) by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of the Company, depending on the number of shares of the Company’s capital stock beneficially owned by Mr. Fertitta and his affiliates at such time, as opposed to the number of directors being determined by the Company’s Board;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company; and

•	the ability of the Company’s Board to issue one or more series of preferred stock.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates

The Charter provides that any shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company owned or controlled by a person who (i) fails or refuses to file any required application, or has withdrawn or requested the withdrawal of a pending required application, to be found suitable by any gaming authority or for any gaming license, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by a gaming authority to be unsuitable or disqualified to own or control any shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company, (iv) is determined by a gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities in any gaming jurisdiction, (v) causes any gaming license of the Company or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or causes the Company or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any gaming license (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a gaming authority is final and non-appealable), or (vi) is deemed likely, in the sole and absolute discretion of the Company’s Board, to (A) preclude or materially delay, impede, impair, threaten or jeopardize any gaming license held or desired in good faith to be held by the Company or any affiliated company or the Company’s or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any gaming license, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which the Company or any affiliated company is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of the Company or any affiliated company (each of such persons, an “Unsuitable Person”) or an affiliate of such person shall be subject to automatic sale and transfer to the Company or one or more third-party transferees (as described in the Charter) as and to the extent required by a gaming authority or deemed necessary or advisable by the Company’s Board in its sole and absolute discretion.

If a gaming authority requires the Company, or the Company’s Board deems it necessary or advisable, to cause any such shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company to be automatically sold and transferred, the Company shall deliver a transfer notice (as described in the Charter) to the Unsuitable Person or its affiliate(s) (as applicable) and shall purchase or cause one or more third-party transferees to purchase the number, class and series of shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company specified in the transfer notice on the transfer date and for the purchase price determined in accordance with the Charter and set forth in the transfer notice. From and after the transfer date, such Unsuitable Person or any affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company, and all rights of such Unsuitable Person or any affiliate of such Unsuitable Person therein, other than the right to receive the purchase price, shall cease.

Commencing on the date that a gaming authority serves notice of a determination of unsuitability or disqualification of a holder of shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company, or the Company’s Board otherwise determines that a person is an Unsuitable Person, and until the shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company owned or controlled by such person are owned or controlled by a person who is not an Unsuitable Person, the Unsuitable Person and any affiliates of such Unsuitable Person shall not be entitled: (i) to receive any dividend, payment, distribution or interest with regard to the shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company, and such shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company shall not for any purposes be included in the shares of stock of the Company entitled to vote or (iii) to receive any remuneration that may be due to such person, accruing after the date of such notice of determination of unsuitability or disqualification by a gaming authority, in any form from the Company or any affiliated company for services rendered or otherwise.

At the closing of the transaction contemplated in the preceding paragraphs of this section: (i) each of the Company and any applicable third-party transferee shall deliver the aggregate applicable purchase price for the shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company being purchased by it (x) by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person or affiliate of such Unsuitable Person (as applicable), (y) by unsecured promissory note, or (z) by combination of both as required by the applicable gaming authority and, if not so required, as the Company may determine in its sole and absolute discretion and (ii) the Unsuitable Person or affiliate of such Unsuitable Person (as applicable) shall deliver to the Company and any applicable third-party transferee such stock powers, assignment instruments and other agreement as are necessary in the judgment of the Company to fully convey all right, title and interest in and to the shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company being purchased by each of the foregoing, free and clear of all liens and other encumbrances (other than restrictions on transfer under the Charter, the Company’s bylaws and applicable law and as set forth in any agreement between the Unsuitable Person or affiliate of such Unsuitable Person (as applicable) and the Company) and to evidence the subordination of any promissory note if required by the Company.

Such stock powers, assignment instruments and other agreements shall be in a form acceptable to the Company and shall include such representations and warranties (including, without limitation, representations and warranties as to title and ownership of the shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company being sold, authorization, execution and delivery of relevant documents and the enforceability of such documents), covenants, releases (including, without limitation, a general release of claims and covenant not to sue in favor of the Company or any applicable third-party transferee and each of their respective affiliates, employees, directors, managers, officers, partners, members and the like with respect to the pre-closing period) and indemnities as determined by the Company in its sole and absolute discretion. Any promissory note shall contain such terms and conditions as the Company determines necessary or advisable, including without limitation, prepayment at the maker’s option at any time without premium or penalty or subordination provisions. Subject to the forgoing, the principal amount of any promissory note together with any unpaid interest shall be due and payable no earlier than the tenth anniversary of delivery of such promissory note and interest on the unpaid principal thereof shall be payable annually in arrears at no more than the minimum rate of interest at the time of delivery which can be used without causing additional interest to be imputed pursuant to the Code or corresponding provisions of subsequent superseding federal revenue laws.

The Charter provides that the sale and transfer of the applicable shares of the stock or any other equity or voting securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Company shall be effected automatically at the Closing contemplated in the preceding paragraphs of this section upon delivery of the purchase price in accordance with the Charter without regard to the provision by the Unsuitable Person or affiliate of such Unsuitable Person (as applicable) of the stock powers, assignment instruments and other agreements described above; provided, however, that the Unsuitable Person or affiliate of such Unsuitable Person (as applicable) shall continue to have the obligation to the Company and any applicable third-party transferee to provide such stock powers, assignment instruments and other agreements.

Forum Selection Clause

The Company’s Charter includes a forum selection clause. The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any of the Company’s directors, officers or other employees of the Company to the Company or its stockholders; (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or the Company’s bylaws; or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Nonetheless, pursuant to the Charter, the foregoing provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Listing of Securities

Our shares of Class A common stock and warrants are listed on Nasdaq under the symbols “GNOG” and “GNOGW,” respectively.